UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

cbdMD, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Westinghouse Blvd., Suite A
Charlotte, NC 28273
(704)445-3060
(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice Of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 31, 2024, cbdMD, Inc. (the “Company”) received notification (the “Notice”) from the NYSE American LLC (the “NYSE American”) that the Company is no longer in compliance with an additional NYSE American continued listing standard. Specifically, the letter states that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(i) requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years then ended. The Company reported stockholders equity of $1,963,417 as of September 30, 2024, and losses from continuing operations and/or net losses in four of its five most recent fiscal years then ended.

The Notice further provides that the Company remains subject to the conditions set forth in the NYSE American’s initial non compliance notification dated June 5, 2024 and its compliance plan that was accepted by the NYSE American on August 20, 2024 for noncompliance under Section 1003(a)(ii) of the Company Guide due to stockholders’ equity under $4 million which addressed how the Company intends to regain compliance with the continued listing standards by December 5, 2025 (the “Plan”). If the Company is not in compliance with the continued listing standards by December 5, 2025 or if the Company does not make progress consistent with the Plan during the Plan period, the Company will be subject to delisting procedures as set forth in the Company Guide.

As previously disclosed, the Company is committed to undertaking a transaction or transactions in the future to achieve compliance with the NYSE American’s requirements, including but not limited to seeking shareholder approval to convert its outstanding Series A Preferred Stock (the “Preferred Stock”) and accrued dividends, a liability totaling $4.67 million on September 30, 2024, into shares of Common Stock.  Under certain Preferred Stock conversion proposals, the accrued dividend would move to equity and increase the Company’s stockholder equity. However, there can be no assurance that the Company will be able to achieve compliance with the NYSE American’s continued listing standards within the required timeframe.

The Notice has no immediate impact on the listing of the Company’s Common Stock or Preferred Stock, which will continue to be listed and traded on the NYSE American during this period, subject to the Company’s compliance with the other listing requirements of the NYSE American. The Common Stock and Preferred Stock will continue to trade under the symbol “YCBD” and “YCBD-PA”, respectively, with the designation of “.BC” to indicate the status of the Common Stock and Preferred Stock as “below compliance”. The notice does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission.

If the Common Stock and Preferred Stock ultimately were to be delisted for any reason, it could negatively impact the Company by (i) reducing the liquidity and market price of the Company’s Common Stock and Preferred Stock; (ii) reducing the number of investors willing to hold or acquire the Common Stock and Preferred Stock, which could negatively impact the Company’s ability to raise equity financing; (iii) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing the Company from accessing the public capital markets; and (iv) triggering an event of default under the Company’s outstanding Senior Secured Convertible Promissory Notes.

Item 8.01 Other Events.

On January 3, 2025, in accordance with the NYSE American’s procedures, the Company issued a press release discussing the matters disclosed in Item 3.01 above. A copy of the press release is included herewith as Exhibit 99.1, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
99.1	Press Release dated January 3, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: January 3, 2025	By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Title: Chief Executive Officer and Chief Financial Officer